Exhibit 23 (d)(34)
Sub-Advisory Agreement on behalf of Transamerica Index 50 VP and Transamerica Index 75 VP

SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
AEGON USA INVESTMENT MANAGEMENT, LLC
     SUB-ADVISORY AGREEMENT, made as of the 1st day of May, 2008 between Transamerica Asset Management, Inc. (the “Investment Adviser”), a corporation organized and existing under the laws of the State of Florida and AEGON USA Investment Management, LLC (the “Sub-Adviser”), an Iowa limited liability company.
     WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of January 1, 1997, as amended, (“Advisory Agreement”) with Transamerica Series Trust (“Series Trust”), a Delaware statutory trust which is registered as an open-end management investment company under the Investment Company Act of 1940 (“1940 Act”), to provide or procure investment advisory services with respect to Transamerica Index 75 VP and Transamerica Index 50 VP (each a “Portfolio ”, collectively the “Portfolios”), each a separate series of Series Trust; and
     WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”); and
     WHEREAS, the Investment Adviser desires to retain the Sub-Adviser as sub-adviser to assist the Investment Adviser in furnishing certain investment advisory services with respect to each Portfolio, and the Sub-Adviser is willing to furnish such services upon the terms and conditions and for the compensation set forth below.
     NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:
     1. Appointment.
     The Investment Adviser hereby appoints the Sub-Adviser as an investment sub-adviser with respect to each Portfolio for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be independent contractor and shall, except as otherwise provided herein, have no authority to act for or represent the Investment Adviser, Series Trust, or the Portfolios in any way or otherwise be deemed the agent of any of them.
     2. Duties and Services of the Sub-Adviser.
     A. Investment Sub-Advisory Services. Subject to the supervision of Series Trust’s Board of Trustees (“Board”) and the Investment Adviser, the Sub-Adviser shall provide the following services:
(1) Consistent with the investment objectives, policies and restrictions applicable to each Portfolio as stated in the Portfolio’s then-current Registration Statement (as defined below), and such other limitations as directed by the Board or the appropriate officers of the Investment Adviser or Series Trust by notice in writing to the Sub-Adviser, Sub-Adviser will direct the asset allocation strategy and the investment decisions to implement such strategy for the Portfolio, as a continuous investment program for the Portfolio;
(2) Using exchange-traded shares of Vanguard-sponsored Exchange Traded Funds (ETFs), ETFs sponsored by others, institutional-class shares of mutual funds advised by the Investment Adviser or others (the ETFs and mutual funds together, the “Underlying Funds”), and/or direct investments in equity and/or fixed income securities, consistent with each Portfolio’s then-current prospectus, Sub-Adviser will use its methodology to decide in which Underlying Funds each Portfolio will invest, and determine what portion of each Portfolio should be invested in Underlying Funds and what portion, if any, should be held in equity and/or fixed income securities or other assets, such as cash;
(3) Where applicable, Sub-Adviser will communicate to Series Trust’s custodian (as identified in the prospectus) trade instructions that are a result of its investment decisions, including rebalancing/reallocation determinations;
(4) Sub-Adviser will place orders and negotiate the commissions (if any) for all purchases and sales of the investments made by the Portfolio with or through such brokers, dealers, underwriters or issuers as the Sub-Adviser may select; and

(5) Sub-Adviser will comply with all provisions of the Vanguard Exemptive Order and any other exemptive order at all relevant times and will also comply will all applicable provisions of the 1940 Act.
B. Additional Duties of the Sub-Adviser. In addition to the above, the Sub-Adviser shall:
(1) use the same skills and care in providing its services to each Portfolio as it uses in providing investment services to other fiduciary accounts;
(2) use its best efforts to cause its officers to attend meetings, either in person or via teleconference, of Series Trust and furnish oral or written reports, as Series Trust of the Investment Adviser may reasonably require, in order to keep Series Trust and its officers and Board fully informed as to the condition of the investments of the Portfolios, the investment recommendations of the Sub-Adviser, and the investment considerations which provide the basis for those recommendations;
(3) furnish such information and reports as may reasonably be required by Series Trust or the Investment Adviser from time to time;
(4) maintain the books and records required in connection with its duties hereunder;
(5) keep the Investment Adviser informed of developments materially affecting the Portfolios and its investments; and
(6) provide reasonable assistance to the Investment Adviser and the Board in their determination of the fair value, in accordance with the Trust’s valuation procedures, of securities and other assets in the Portfolio for which market prices are not readily available.
C. Further Duties of the Sub-Adviser.
(1) In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Series Trust Declaration of Trust and By-Laws, as each may be amended or supplemented, and currently effective Registration Statement (as defined below) and with the written instructions and directions of Series Trust and the Investment Adviser, and shall comply in all material respects with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable laws and regulations.
(2) The Sub-Adviser acknowledges that the Portfolios may engage in certain transactions in reliance on exemptions under Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act. Accordingly, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of the Portfolios, or an affiliated person of such other sub-adviser, concerning transactions for the Portfolios in securities or other Portfolio assets. The Sub-Adviser shall be limited to providing investment advice with respect to only the discrete portion of each Portfolio’s assets as may be determined from time-to-time by the Investment Adviser, and shall not consult with any other sub-adviser as to any other portion of the Portfolio’s assets concerning transactions for the Portfolios in securities or other assets.

     D. Custody. The Sub-Adviser shall have no responsibility with respect to maintaining custody of the Portfolios’ assets. The Sub-Adviser shall affirm security transactions with central depositories and advise the custodian of the Portfolios (the “Custodian”) or such depositories or agents as may be designated by the Custodian and the Investment Adviser promptly of each purchase and sale of a security on behalf of the Portfolio, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. The Sub-Adviser shall from time to time provide the Custodian and the Investment Adviser with evidence of authority of its personnel who are authorized to give instructions to the Custodian. The Portfolios shall instruct the Custodian to provide the Sub-Adviser with such information as the Sub-Adviser may reasonably request relating to daily cash transactions and daily cash levels held by the Portfolios.
     E. Proxy Voting and Other Actions as a Fiduciary. Unless the Investment Adviser advises the Sub-Adviser in writing that the right to vote proxies has been expressly reserved to the Investment Adviser or Series Trust or otherwise delegated to another party, the Sub-Adviser shall exercise voting rights incident to any securities held by the Portfolios in accordance with its own proxy voting policies and procedures without consultation with the Investment Adviser or the Portfolio. The Sub-Adviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to the Investment Adviser.
     The Sub-Adviser shall further respond to all corporate action matters incident to such securities held in the Portfolio including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations. The Sub-Adviser agrees to keep the Portfolios informed about any such litigation and the actions that it intends to take. In the case of class action suits involving issuers held by the Portfolios, the Sub-Adviser may include information about the Portfolios for purposes of participating in any settlements upon written agreement by the Portfolios.
     3. Compensation.
     For the services provided by the Sub-Adviser to each Portfolio pursuant to this Agreement, the Sub-Adviser shall receive monthly an investment sub-advisory fee as to that Portfolio at the annual rate (as a percentage of average daily net assets) as specified in Schedule A of this Agreement. If this Agreement is not in effect for an entire month as to any Portfolio, the amount of sub-advisory fee payable hereunder as to that Portfolio shall be pro-rated accordingly.
     4. Expenses.
     During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in the performance of its duties and its provision of services hereunder, other than the cost of investments (including brokerage fees) purchased and sold for the Portfolios. Notwithstanding the foregoing, the Sub-Adviser shall not bear expenses related to the operation of any Portfolio, including but not limited to, taxes, interests, brokerage fees and commissions, custodial fees, proxy voting expenses and extraordinary Portfolio expenses.
     5. Duties of the Investment Adviser.
     A. The Investment Adviser shall continue to have responsibility for all services to be provided to each Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties and services under this Agreement.
     B. The Investment Adviser has furnished the Sub-Adviser with copies of each of the following documents and will furnish to the Sub-Adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:
     (1) The Series Trust Declaration of Trust and By-Laws, as each is in effect on the date hereof and as amended from time to time;
     (2) Certified resolutions of the Board authorizing the appointment of the Investment Adviser and the Sub-Adviser and approving this Agreement;
     (3) The Series Trust Registration Statement under the 1940 Act and the Securities Act of 1933, on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Portfolio and its shares and all amendments thereto and prospectus and/or statement of additional information supplements

(“Registration Statement”); and
(4) A certified copy of any publicly available financial statement or report prepared for Series Trust by certified or independent public accountants, and copies of any financial statements or reports made by a Portfolio to its shareholders or to any governmental body or securities exchange.
     The Investment Adviser shall furnish the Sub-Adviser with any further documents, materials or information that the Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.
C.	During the term of this Agreement, the Investment Adviser shall furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales documentation, promotional, marketing, advertising and other written, printed or electronic material or performance information or data prepared for distribution to shareholders of each Portfolio or the public, which refer to the Portfolio, the Sub-Adviser or investment companies or other advisory accounts advised or sponsored by the Sub-Adviser in any way, prior to a use thereof which has not been previously approved by the Sub-Adviser. The Investment Adviser shall not use any such materials without the Sub-Adviser’s prior written approval, which approval shall not be unreasonably withheld; and the Investment Adviser shall not use any such materials if the Sub-Adviser reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed upon) after the Sub-Adviser’s receipt thereof.
     6. Brokerage.
     A. The Sub-Adviser agrees that, in placing orders with broker-dealers for the purchase or sale of Portfolio securities, it will attempt to obtain the best execution of its orders. Consistent with these obligations and the terms of Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser may, subject to any procedures that the Board may adopt, agree to pay a broker-dealer that furnishes brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Sub-Adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to a Portfolio and its other clients and that the total commissions paid by each Portfolio will be reasonable in relation to the benefits provided to that Portfolio. In no instance will any Portfolio’s securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except to the extent permitted by exemptive order of the SEC or in accordance with applicable laws and regulations.
     B. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio, as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.
     7. Ownership of Records.
     The Sub-Adviser shall maintain all books and records required to be maintained by the Sub-Adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Portfolios. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees (i) to preserve for the periods prescribed by Rule 31a-3 under the 1940 Act any records that it maintains for the Portfolios that are required to be maintained by Rule 31a-1 under the 1940 Act (which includes, without limitation, records required by Rule 31a-1(b)(9)), and (ii) to provide the Portfolios with access to or copies of any records that it maintains for the Portfolios upon reasonable request by the Portfolios.
     8. Reports.
     The Sub-Adviser shall furnish to the Board or the Investment Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as the Sub-Adviser and the Board or the Investment Adviser, as appropriate, may mutually agree upon from time to time.

     9. Services to Other Clients.
     To the extent consistent with the Sub-Adviser’s duties and services under this Agreement, nothing contained in this Agreement shall limit or restrict (i) the freedom of the Sub-Adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, (ii) the right of any director, officer, or employee of the Sub-Adviser, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, or (iii) the Sub-Adviser’s ability to give advice or take action in performing its duties for other clients, or for its own accounts, that may differ from the advice given to or action taken for the Portfolios.
     The Sub-Adviser or an affiliated person, may provide services for, or solicit business from various companies, including issuers of securities that the Sub-Adviser may recommend or purchase or sell for the Portfolios. In providing these services, the Sub-Adviser or its affiliated persons may obtain material, nonpublic or other confidential information that, if disclosed, might affect an investor’s decision to buy, sell or hold a security. Under applicable law, the Sub-Adviser and its affiliated persons cannot improperly disclose or use this information for their personal benefit or for the benefit of any person, including other clients of the Sub-Adviser. If the Sub-Adviser or any affiliated person obtains nonpublic or other confidential information about any issuer, the Sub-Adviser will have no obligation to disclose the information to the Portfolios or use it for the Portfolios’ benefit.
     10. The Sub-Adviser’s Use of the Services of Others.
     The Sub-Adviser may (at its cost except as contemplated by Section 6 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of obtaining such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Sub-Adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Sub-Adviser, as appropriate, or in the discharge of the Sub-Adviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor, provided that the Sub-Adviser shall at all times retain responsibility for making investment recommendations with respect to each Portfolio.
     11. Liability and Indemnification of the Sub-Adviser.
     The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Investment Adviser, the Portfolios or any shareholder of the Portfolios for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in its performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.
     The Sub-Adviser shall indemnify and hold harmless the Investment Adviser, each Portfolio and their respective directors, trustees, officers, employees or agents from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in its performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.
     12. Representations of the Sub-Adviser.
     The Sub-Adviser represents, warrants, and agrees as follows:
     A. The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 (a) of the 1940 Act or otherwise.
     B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and 204A-1 under the Advisers Act and will provide the Investment Adviser and Series Trust with a copy of such code of ethics and any amendments thereto, together with evidence of adoption for review and approval by the Board. The Sub-Adviser understands that the Board is required to approve the Sub-Adviser’s code of ethics and acknowledges that the Agreement is conditioned upon such Board approval.
     C. The Sub-Adviser has adopted proxy voting policies and procedures reasonably designed to ensure that the proxies are voted in the best interests of the Portfolio and its shareholders and complying with Rule 206(4)-6 under the Advisers Act and will provide the Investment Adviser and Series Trust with a copy of such policies and procedures and any amendments thereto, together with evidence of adoption for review and approval by the Board. The Sub-Adviser understands that the Board is required to approve the Sub-Adviser’s proxy voting policies and procedures and acknowledges that the Agreement is conditioned upon such Board approval.
     D. The Sub-Adviser has provided the Investment Adviser and Series Trust with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any material amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Investment Adviser.
     E. The Sub-Adviser has adopted compliance policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder, has provided Series Trust and the Investment Adviser with a copy of such compliance policies and procedures (and will provide them with any amendments thereto), and agrees to assist each Portfolio in complying with the Portfolio’s compliance program adopted pursuant to Rule 38a-1 under the 1940 Act, to the extent applicable. The Sub-Adviser understands that the Board is required to approve the Sub-Adviser’s compliance policies and procedures and acknowledges that the Agreement is conditioned upon such Board approval.
     F. The Sub-Adviser acknowledges that each Portfolio offers its shares so that it may serve as an investment vehicle for variable annuity contracts and variable life insurance policies issued by insurance companies. Consequently, the Sub-Adviser will manage each Portfolio so that the Portfolio will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code and will comply with the diversification requirements of Section 817(h) of the Internal Revenue Code and the regulations issued thereunder, and any other rules and regulations applicable to investment vehicles underlying variable annuity contracts or variable life insurance policies (together, the “Tax Rules”), and it will immediately notify the Investment Adviser and the applicable Portfolio upon having a reasonable basis for believing that the Portfolio has ceased to (i) comply with such Tax Rules or may not be in compliance in the future; or (ii) qualify as a regulated investment company or may not so qualify in the future.
     G. The Sub-Adviser shall promptly notify the Investment Adviser and the applicable Portfolio in writing of any of the following events: (i) the Sub-Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (ii) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, as law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio; (iii) any change in actual control or management of the Sub-Adviser or the portfolio manager of the Portfolio; and (iv) of any material fact known to the Sub-Adviser relating to the Sub-Adviser that is not contained in the Registration Statement, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.
     H. The Sub-Adviser shall not divert any Portfolio’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Portfolio, any other series of Series Trust, or any other registered investment company.
     13. Term of Agreement.
     This Agreement shall become effective for each Portfolio as of the date set forth above. Unless sooner terminated as provided herein, it shall continue in effect for each Portfolio for two years from its effective date. Thereafter, if not terminated, it shall continue for each Portfolio for successive 12-month periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the applicable Portfolio’s outstanding voting securities (as defined in the 1940 Act) or by the Board and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trustees who are not interested persons (for regulatory purposes) of Series Trust or the Investment Adviser. This Agreement may be terminated with respect to a Portfolio at any time, without payment of any penalty, on 60 days’

written notice to the Investment Adviser or the Sub-Adviser, as appropriate, by (i) the Board, (ii) a vote of a majority of the outstanding voting securities of the applicable Portfolio, (iii) the Investment Adviser, or (iv) the Sub-Adviser. This Agreement shall terminate automatically in the event of its assignment (as defined or interpreted for regulatory purposes) or the termination of the Advisory Agreement.
     14. Notices.
     Any notice shall be sufficiently given when sent by certified U.S. mail, national expenses deliver service, or facsimile to the parties at the address below:
     If to Series Trust:
Transamerica Series Trust
570 Carillon Parkway
St. Petersburg, FL 33716
Attn: Dennis P. Gallagher
Telephone: (727) 299-1821
Fax: (727) 299-1641
     If to the Investment Adviser:
Transamerica Asset Management, Inc.
570 Carillon Parkway
St. Petersburg, FL 33716
Attn: Dennis P. Gallagher
Telephone: (727) 299-1821
Fax: (727) 299-1641

     If to the Sub-Adviser:
AEGON USA Investment Management, LLC
ATTN: Chief Financial Officer
4333 Edgewood Road
Cedar Rapids, IA 52499
Telephone: (319) 355-8646
Fax: (319) 355-8209
With a copy to:
Jessica L. Cole
Chief Compliance Officer
AEGON USA Investment Management, LLC 400
West Market Street, 10th
Floor Louisville, KY 40202
Telephone: (502)
560-2630 Fax: (502)
560-2012
     15. Amendment of Agreement.
     No provision of this Agreement may be changed, waived, discharged, or terminated as to a Portfolio orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement as to a Portfolio shall be effective until approved by the Board and, solely to the extent required by the 1940 Act, regulations thereunder and/or interpretations thereof, the shareholders of the applicable Portfolio.
     16. Miscellaneous.
     A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.
     B. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
     C. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.
     D. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected, and to this extent, the provisions of this Agreement shall be deemed to be severable.
     E. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to authoritative interpretations thereof.
     F. Confidentiality. The Sub-Adviser will maintain the strictest confidence regarding the business affairs of Series Trust and each Portfolio. Written reports furnished by the Sub-Adviser to Series Trust and the Investment Adviser will be treated as confidential, and for the exclusive use and benefit of Series Trust and the Investment Adviser, except as disclosure may be required by applicable law.
     G. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original of the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.
TRANSAMERICA ASSET MANAGEMENT, INC.

By: Name:	Christopher A. Staples
Title:	Senior Vice President – Investment Management and Chief Investment Officer
AEGON USA INVESTMENT MANAGEMENT, LLC

By: Name:	/s/ Eric B. Goodman Eric B. Goodman
Title:	President and Chief Investment Officer

SUB-ADVISORY AGREEMENT
SCHEDULE A

PORTFOLIO	SUB-ADVISER COMPENSATION*
0.12% of the first $50 million; 0.10% over $50 million up to
Transamerica Index 75 VP	$250 million; and 0.08% in excess of $250 million

0.12% of the first $50 million; 0.10% over $50 million up to
Transamerica Index 50 VP	$250 million; and 0.08% in excess of $250 million

*	As a percentage of average daily net assets on an annual basis.